PROSPECTUS SUPPLEMENT                          FILED PURSUANT TO RULE 424(b)(4)
TO PROSPECTUS DATED MAY 22, 2000                     REGISTRATION NO. 333-36112

                                     $345,000,000

                               TRIQUINT SEMICONDUCTOR, INC.
                        4% CONVERTIBLE SUBORDINATED NOTES DUE 2007
                               AND SHARES OF COMMON STOCK


         This prospectus supplement relates to the resale by the selling securityholders of 4% convertible subordinated notes due 2007 of TriQuint Semiconductor, Inc. and the shares of common stock, par value of $0.001 per share, of TriQuint Semiconductor, Inc. issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with the prospectus dated May 22, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

         The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                                     PRINCIPAL AMOUNT
                                                         OF NOTES                         NUMBER OF SHARES
                                                       BENEFICIALLY      PERCENTAGE OF     OF COMMON STOCK    PERCENTAGE OF
                                                     OWNED THAT MAY         NOTES           THAT MAY BE       COMMON STOCK
NAME                                                     BE SOLD         OUTSTANDING           SOLD(1)        OUTSTANDING(2)
-------------------------------------------         ------------------  --------------   ------------------  --------------
Merrill Lynch, Pierce, Fenner and Smith Inc.(3)....   $2,460,000              *             $    18,142            *
    101 Hudson Street
    Jersey City, NJ 07320
Credit Suisse First Boston Corporation(4)..........    2,000,000              *                  14,749            *
    5 World Trade Center
    New York, NY 10048
    Attn: Reorg. Department
Morgan Stanley Dean Witter Convertible
    Securities Trust...............................    2,000,000              *                  14,749            *
    2 World Trade Center, 72nd Floor
    New York, NY 10048

--------------------------
*   Less than 1%

(1) Assumes conversion of the full amount of notes held by such holder at the initial conversion price of $135.60 per share; such conversion price is subject to adjustment as described under "Description of Notes-Conversion of Notes." Accordingly, the number of shares of common stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the notes; cash will be paid in lieu of fractional shares, if any.
(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 38,387,139 shares of common stock outstanding as of April 3, 2000, treating as outstanding the number of shares of common stock shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's notes but not assuming the conversion of the notes of any other holder.
(3) Merrill Lynch, Pierce, Fenner and Smith, Inc. has acted as a underwriter for an issuance of our securities within the past three years. The amounts presented herein are in addition to those reported by the Selling Securityholder in the prospectus supplements dated June 1, 2000 and June 8, 2000.
(4) The amounts presented herein are in addition to those reported by the Selling Securityholder in the prospectus supplement dated June 16, 2000.

                           -----------------------

         INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE PROSPECTUS.


         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES
             REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE
               SECURITIES OR DETERMINED IF THIS PROSPECTUS IS
                 TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO
                     THE CONTRARY IS A CRIMINAL OFFENSE.

                           -----------------------

            The date of this Prospectus Supplement is July 7, 2000.